EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces Fourth Quarter and Full-Year 2006 Results
EMERYVILLE, Calif. — March 14, 2007 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its fourth quarter ended December 31, 2006. For the quarter, net revenues were $23.1 million, a 6.9% increase from the $21.6 million reported in the fourth quarter of 2005. The Company’s net loss for the period was $20.2 million, or $0.96 per share compared with net income of $17.9 million or $0.73 per diluted share in the year ago period. The 2006 net loss includes non-cash income tax expense of $17.7 million attributable to re-establishing the valuation allowance on the Company’s deferred tax assets related to certain of its net operating loss carryforwards. The reported 2005 net income included a non-cash income tax benefit of $16.8 million related to the reversal of a valuation allowance primarily attributable to the deferred tax assets. Excluding the effect of the income tax valuation allowance adjustments and share-based compensation, the pro forma loss per basic and diluted share was $0.07 for the fourth quarter versus income of $0.04 per diluted share for the same period a year ago.
Richard Sommer, CEO of ZipRealty, commented, “We are pleased with our fourth quarter results, which exceeded expectations in terms of revenue and profitability. The period was characterized by better than expected performance in new markets as well as market share gains in a number of our districts. Despite the macro-environment, which remains somewhat uncertain, we are committed to executing on our previously announced plan. To that point, we are confident that our accelerated market expansion is a strategic and prudent use of our capital and believe the investment will position the Company for sustainable earnings growth in the future.”
ZipRealty announced the following operating metrics for the fourth quarter of fiscal 2006:
•	At December 31, 2006, 1,794 ZipAgents were employed, up from 1,747 at the end of the third quarter of 2006 and 1,366 at the end of the fourth quarter of 2005.

•	Total value of real estate transactions closed was basically flat at approximately $1.0 billion in the fourth quarters of 2006 and 2005.
•	Total number of transactions closed increased 4.0% to 3,026 from 2,910 during the same period last year.
•	Average net revenue per transaction increased 1.0% to $7,401 from $7,332 in the third quarter of 2006 and increased 2.7% increase from $7,203 in the fourth quarter of 2005.
     The following operating metrics pertain to full-year 2006 results:
•	Total value of real estate transactions closed decreased approximately1.5% to $4.38 billion from $4.45 billion in 2005.
•	Number of transactions closed increased 3.0% to 12,683 from 12,317 during the prior year.
•	Average net revenue per transaction for the year was $7,306, representing a 1.2% decrease from $7,395 in 2005.
Balance Sheet & Liquidity
As of December 31, 2006, the Company had approximately $88.8 million of cash, cash equivalents and short-term investments, with no long-term debt. This represented approximately $3.60 cash per basic and diluted share, with no long-term debt.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma net income (loss)” that excludes certain items including stock-based compensation, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Financial Guidance
2007 is expected to be a year of significant investment for the Company, as it plans to expand into eight to twelve new markets versus its original guidance of six new markets provided in November, 2006. Based on this plan and management’s current outlook, the Company anticipates the following:
•	Revenues are expected to range from $105 to $110 million dollars.
•	Average agent productivity is expected to approximate 0.6 to 0.7 closed transactions per agent per month, with average net revenue per transaction of approximately $6,000 to $6,500.
•	Agent count at the end of the year is expected to be between 2,200 and 2,500 agents.
•	The Company expects to report a full year GAAP net loss of between $10 and $13 million, or $0.45 to $0.60 per basic and diluted share, based on 23 million shares outstanding. The range of the pro forma loss is expected to be between $6 and $9 million, or $0.25 to $0.40 per basic and diluted share.
Conference Call Details
A conference call to discuss fourth quarter and year-end financial results and the Company’s outlook for 2007 will be webcast live on Wednesday, March 14, 2007 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-289-0726. A replay of the conference call will be available through March 21, 2007 by dialing 888-203-1112, password 6184043.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 24 major metropolitan areas in 15 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.

Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s future success in executing its plan, the Company’s future earnings growth, and statements under “Financial Guidance” concerning expected expansion plans, revenues, agent productivity, revenue per transaction, housing prices, revenue diversification, agent headcount, marketing expenses, product development expense, net loss and loss per share for the full year ending December 31, 2007. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to a continuing decline in the residential real estate market, including a decline in the number and/or sales prices of homes, the Company’s limited operating history and limited profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, interest rates, the newness and scalability of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, other core services such as mortgage and insurance, internet content, privacy and other matters as well as rules of real estate industry organizations, competition, seasonality, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts and operating data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net transaction revenues	$22,396	$20,960	$92,659	$91,082
Referral and other revenues	680	627	2,728	2,323

Net revenues	23,076	21,587	95,387	93,405

Operating expenses Cost of revenues	12,598	11,655	52,166	51,122
Product development	1,542	789	5,380	2,754
Marketing and customer acquisition	3,176	2,577	12,589	12,306
General and administrative	9,346	6,226	32,177	22,033
Litigation	—	—	—	4,164
Total operating expenses	26,662	21,247	102,312	92,379

Income (loss) from operations	(3,586)	340	(6,925)	1,026

Other income (expense):
Interest income	1,125	774	3,907	2,741
Other income (expense), net	(8)	(3)	(16)	(14)

Total other income (expense), net	1,117	771	3,891	2,727

Income (loss) before income taxes	(2,469)	1,111	(3,034)	3,753

Provision for (benefit from) income taxes	17,739	(16,790)	17,560	(16,714)

Net income (loss)	$(20,208)	$17,901	$(20,594)	$20,467

Net income (loss) per share:
Basic	$(0.96)	$0.88	$(1.00)	$1.02
Diluted	$(0.96)	$0.73	$(1.00)	$0.82
Weighted average common shares outstanding:
Basic	21,092	20,260	20,542	20,089
Diluted	21,092	24,546	20,542	25,080

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	1,747	1,383	1,366	914
Number of ZipAgents at end of period	1,794	1,366	1,794	1,366
Total value of real estate transactions closed during period (in billions)	$1.0	$1.0	$4.4	$4.4
Number of transactions closed during period (1)	3,026	2,910	12,683	12,317
Average net revenue per transaction during period (2)	$7,401	$7,203	$7,306	$7,395
(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma net income (loss) and pro forma net income (loss) per share
Pro forma net income (loss) and pro forma net income (loss) per share have been computed to give effect to excluding stock-based compensation, non-cash income taxes and one-time items. Management believes that pro forma net income (loss) for the three and twelve months ended December, 2006 and 2005 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
GAAP net income (loss) as reported	$(20,208)	$17,901	$(20,594)	$20,467
Stock-based compensation	901	34	2,785	140
Non-cash income taxes	17,738	(16,842)	17,559	(16,842)
One-time item; litigation settlement	—	—	—	4,164
Pro forma net income (loss)	$(1,569)	$1,093	$(250)	$7,929

Pro forma net income (loss) per share:
Basic	$(0.07)	$0.05	$(0.01)	$0.39
Diluted	$(0.07)	$0.04	$(0.01)	$0.32

Pro forma weighted average common shares outstanding:
Basic	21,092	20,260	20,542	20,089
Diluted	21,092	24,546	20,542	25,080

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$8,575	$6,868
Short-term investments	80,233	82,041
Accounts receivable, net of allowance	1,781	1,634
Prepaid expenses and other current assets	3,151	3,138
Current and deferred income taxes	29	500

Total current assets	93,769	94,181

Restricted cash	90	90
Property and equipment, net	4,114	2,538
Investment in non-consolidated companies	17	—
Deferred tax asset, net	—	17,053
Other assets	367	91

Total assets	$98,357	$113,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,184	$1,631
Accrued expenses	7,756	8,503

Total current liabilities	9,940	10,134

Other long-term liabilities	548	38

Total liabilities	10,488	10,172

Stockholders’ equity:
Common stock: 20,488 and 20,273 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	22	20
Additional paid-in capital	134,813	130,077
Common stock warrants	5,519	6,094
Deferred stock-based compensation	(71)	(257)
Accumulated other comprehensive loss	(157)	(490)
Accumulated deficit	(52,257)	(31,663)

Total stockholders’ equity	87,869	103,781

Total liabilities and stockholders’ equity	$98,357	$113,953